                                                                    Exhibit 99.1

CONSOLIDATED STATEMENTS OF INCOME
(Millions except per share amounts)

                                                                             2001       2000       1999

Net sales                                                                  $ 9,363     $10,105    $ 9,766
Costs of goods sold, buying and occupancy                                   (6,110)     (6,668)    (6,443)
---------------------------------------------------------------------------------------------------------
Gross income                                                                 3,253       3,437      3,323
General, administrative and store operating expenses                        (2,505)     (2,561)    (2,416)
Special and nonrecurring items, net                                            170         (10)        24
---------------------------------------------------------------------------------------------------------
Operating income                                                               918         866        931
Interest expense                                                               (34)        (58)       (78)
Other income, net                                                               22          20         41
Minority interest                                                              (64)        (69)       (73)
Gains on sale of stock by investees                                             62           -         11
---------------------------------------------------------------------------------------------------------
Income before income taxes                                                     904         759        832
Income tax expense                                                             385         331        371
---------------------------------------------------------------------------------------------------------
Net income                                                                 $   519     $   428    $   461
=========================================================================================================
Net income per share:
  Basic                                                                    $  1.21     $  1.00    $  1.05
  Diluted                                                                  $  1.19     $  0.96    $  1.00
=========================================================================================================


The accompanying Notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
(Millions except for per share amounts)

                                                          February 2, 2002       February 3, 2001
-------------------------------------------------------------------------------------------------
Assets
Current assets
  Cash and equivalents                                             $ 1,375                $   564
  Accounts receivable                                                   79                     94
  Inventories                                                          966                  1,157
  Other                                                                262                    253
-------------------------------------------------------------------------------------------------
Total current assets                                                 2,682                  2,068
Property and equipment, net                                          1,359                  1,395
Deferred income taxes                                                   67                    132
Other assets                                                           611                    493
-------------------------------------------------------------------------------------------------
Total assets                                                       $ 4,719                $ 4,088
=================================================================================================
Liabilities and Shareholders' Equity
Current liabilities
  Accounts payable                                                 $   245                $   273
  Current portion of long-term debt                                    150                      -
  Accrued expenses and other                                           648                    581
  Income taxes                                                         276                    146
-------------------------------------------------------------------------------------------------
Total current liabilities                                            1,319                  1,000
Long-term debt                                                         250                    400
Other long-term liabilities                                            229                    229
Minority interest                                                      177                    143
Shareholders' equity
  Preferred stock - $1.00 par value; 10 shares
    authorized; none issued                                              -                      -
  Common stock - $0.50 par value; 1,000 shares
    authorized; 432 shares issued in 2001 and 2000                     216                    216
  Paid-in capital                                                       53                     83
  Retained earnings                                                  2,552                  2,168
  Less: treasury stock, at average cost; 3 shares
    in 2001 and 6 shares in 2000                                       (77)                  (151)
-------------------------------------------------------------------------------------------------
Total shareholders' equity                                           2,744                  2,316
-------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                         $ 4,719                $ 4,088
=================================================================================================

The accompanying Notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Millions)


                                                           Common Stock                            Treasury       Total
                                                         Shares      Par    Paid-In   Retained     Stock, at   Shareholders'
                                                       Outstanding  Value   Capital   Earnings    Average Cost    Equity
----------------------------------------------------------------------------------------------------------------------------
Balance, January 30, 1999                                  453     $ 180      $ 157    $ 5,471      $ (3,641)     $ 2,167
----------------------------------------------------------------------------------------------------------------------------
Net income                                                   -         -          -        461             -          461
Cash dividends                                               -         -          -       (130)            -         (130)
Repurchase of common stock, including transaction
  costs                                                    (30)        -          -          -          (753)        (753)
Spin-off of Limited Too                                      -         -          -        (25)            -          (25)
Rescission of contingent stock redemption agreement          -        10          8        334             -          352
Exercise of stock options and other                          7         -         13         (2)           64           75
----------------------------------------------------------------------------------------------------------------------------
Balance, January 29, 2000                                  430     $ 190      $ 178    $ 6,109      $ (4,330)     $ 2,147
----------------------------------------------------------------------------------------------------------------------------
Net income                                                   -         -          -        428             -          428
Cash dividends                                               -         -          -       (128)            -         (128)
Repurchase of common stock, including transaction
  costs                                                     (9)        -          -          -          (200)        (200)
Retirement of treasury stock                                 -       (82)         -     (4,241)        4,323            -
Two-for-one stock split                                      -       108       (108)         -             -            -
Exercise of stock options and other                          5         -         13          -            56           69
----------------------------------------------------------------------------------------------------------------------------
Balance, February 3, 2001                                  426     $ 216      $  83    $ 2,168      $   (151)     $ 2,316
----------------------------------------------------------------------------------------------------------------------------
Net income                                                   -         -          -        519             -          519
Cash dividends                                               -         -          -       (129)            -         (129)
Exercise of stock options and other                          3         -        (30)        (6)           74           38
----------------------------------------------------------------------------------------------------------------------------
Balance, February 2, 2002                                  429     $ 216      $  53    $ 2,552      $    (77)     $ 2,744
============================================================================================================================

The accompanying Notes are an integral part of these Consolidated Financial Statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)

                                                                                     2001    2000   1999
---------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                         $   519  $ 428   $ 461
Adjustments to reconcile net income to net cash provided by
(used for) operating activities:
   Depreciation and amortization                                                       277    271     272
   Deferred income taxes                                                                76     46     (78)
   Special and nonrecurring items, net                                                (170)    10     (24)
   Minority interest, net of dividends paid                                             43     47      51
   Gains on sale of stock by investees                                                 (62)     -     (11)
Changes in assets and liabilities:
   Accounts receivable                                                                  15     15     (37)
   Inventories                                                                          82   (106)    (54)
   Accounts payable, accrued expenses and other                                         75     53     (20)
   Income taxes payable                                                                118    (60)     18
   Other assets and liabilities                                                         (4)    65      21
---------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                              969    769     599
---------------------------------------------------------------------------------------------------------
Investing Activities
Proceeds from sale of subsidiary                                                       280      -       -
Capital expenditures                                                                  (337)  (446)   (376)
Net proceeds (expenditures) related to Easton investment                               (11)   (22)     11
Net proceeds from sale of partial interest in subsidiary                                 -      -     182
Decrease in restricted cash                                                              -      -     352
---------------------------------------------------------------------------------------------------------
Net cash provided by (used for) investing activities                                   (68)  (468)    169
---------------------------------------------------------------------------------------------------------
Financing Activities
Repayment of long-term debt                                                              -   (250)   (300)
Proceeds from issuance of long-term debt                                                 -      -     300
Repurchase of common stock, including transaction costs                                  -   (200)   (753)
Repurchase of Intimate Brands, Inc. common stock                                        (8)   (31)    (63)
Dividends paid                                                                        (129)  (128)   (130)
Dividend received from Limited Too                                                       -      -      50
Settlement of Limited Too intercompany account                                           -      -      12
Proceeds from exercise of stock options and other                                       47     55      63
---------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                                 (90)  (554)   (821)
---------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and equivalents                                        811   (253)    (53)
Cash and equivalents, beginning of year                                                564    817     870
---------------------------------------------------------------------------------------------------------
Cash and equivalents, end of year                                                  $ 1,375  $ 564   $ 817
=========================================================================================================

The accompanying Notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Principles of Consolidation

The Limited, Inc. (the "Company" or "The Limited") sells women's and men's apparel, women's intimate apparel and personal care products under various trade names through its specialty retail stores and direct response (catalog and e-commerce) businesses.

The consolidated financial statements include the accounts of the Company and its subsidiaries, including Intimate Brands, Inc. ("IBI"), an 84%-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements include the results of Galyan's Trading Co. ("Galyan's") through August 31, 1999, when a third party purchased a majority interest; Limited Too ("TOO") through August 23, 1999, when it was established as an independent company; and Lane Bryant through August 16, 2001, when it was sold to a third party.

Investments in unconsolidated affiliates over which the Company exercises significant influence but does not have control, are accounted for using the equity method. The Company's share of the net income or loss of those unconsolidated affiliates is included in other income (expense).

Fiscal Year

The Company's fiscal year ends on the Saturday closest to January 31. Fiscal years are designated in the financial statements and notes by the calendar year in which the fiscal year commences. The results for fiscal year 2001 represent the fifty-two-week period ended February 2, 2002 and results for fiscal years 2000 and 1999 represent the fifty-three-week and fifty-two-week periods ended February 3, 2001 and January 29, 2000.

Cash and Equivalents

Cash and equivalents include amounts on deposit with financial institutions and money market investments with original maturities of less than 90 days.

Inventories

Inventories are principally valued at the lower of average cost or market, on a first-in first-out basis, using the retail method.

Store Supplies

The initial shipment of selling-related supplies (including, but not limited to, hangers, signage, security tags and packaging) is capitalized at the store opening date. Subsequent shipments are expensed, except for new merchandise presentation programs, which are capitalized. Store supplies are adjusted as appropriate for changes in actual quantities or costs.

Direct Response Advertising

Direct response advertising relates primarily to the production and distribution of the Company's catalogs and is amortized over the expected future revenue stream, which is principally three months from the date catalogs are mailed. All other advertising costs are expensed at the time the promotion first appears in media or in the store. Catalog and advertising costs amounted to $446 million, $480 million and $432 million in 2001, 2000 and 1999.

Long-lived Assets

Depreciation and amortization of property and equipment are computed for financial reporting purposes on a straight-line basis, using service lives ranging principally from 10 to 15 years for building and leasehold improvements, and 3 to 10 years for other property and equipment. The cost of assets sold or retired and the related accumulated depreciation or amortization are removed from the accounts with any resulting gain or loss included in net income. Maintenance and repairs are charged to expense as incurred. Major renewals and betterments that extend service lives are capitalized.

Goodwill is amortized on a straight-line basis over 30 years. Additionally, goodwill related to IBI stock buybacks reverses as the shares are reissued to cover shares needed for employee benefit plans. The cost of intellectual property assets is amortized based on the sell-through of the related products, over the shorter of the term of the license agreement or the estimated useful life of the asset, not to exceed 10 years.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors used in the valuation include, but are not limited to, management's plans for future operations, brand initiatives, recent operating results and projected cash flows.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Shareholders' Equity

On May 2, 2000, the Company declared a two-for-one stock split ("stock split") in the form of a stock dividend distributed on May 30, 2000 to shareholders of record on May 12, 2000. Shareholders' equity reflects the reclassification of an amount equal to the par value of the increase in issued common shares ($108 million) from paid-in capital to common stock. Also, in connection with the stock split, the Company retired 327 million treasury shares with a cost of $4.3 billion. A noncash charge was made to retained earnings for the excess cost of treasury stock over its par value. All share and per share data throughout this report has been restated to reflect the stock split.

Also in 2000, the Company repurchased 9 million shares of its common stock for $200 million.

On June 3, 1999, the Company completed an issuer tender offer by purchasing 30 million shares of its common stock at $25 per share.

Revenue Recognition

The Company recognizes sales upon customer receipt of the merchandise. Shipping and handling revenues are included in net sales and the related costs are included in costs of goods sold, buying and occupancy. Revenue for gift certificate sales and store credits is recognized at redemption. A reserve is provided for projected merchandise returns based on prior experience.

Earnings Per Share

Net income per share is computed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Earnings per basic share is computed based on the weighted average number of outstanding common shares. Earnings per diluted share includes the weighted average effect of dilutive options and restricted stock on the weighted average shares outstanding. Additionally, earnings per diluted share includes the impact of the dilutive options and restricted stock at IBI as a reduction to earnings. This resulted in a $0.01 reduction to 2000 and 1999 earnings per diluted share, but had no impact to 2001 earnings per diluted share.

(Millions)                              2001  2000    1999
----------------------------------------------------------
Weighted Average Common
  Shares Outstanding
Common shares issued                     432   432     759
Treasury shares                           (4)   (4)   (320)
----------------------------------------------------------
Basic shares                             428   428     439
Effect of dilutive options
  and restricted stock                     7    15      17
----------------------------------------------------------
Diluted shares                           435   443     456
==========================================================

The computation of earnings per diluted share excludes options to purchase 11.3 million, 1.1 million and 0.6 million shares of common stock in 2001, 2000 and 1999, because the options' exercise price was greater than the average market price of the common shares during the year.

Gains on Sale of Stock by Investees

In accordance with SEC Staff Accounting Bulletin No. 51, "Accounting for Sales of Stock of a Subsidiary," the Company records a non-operating gain when its proportionate share of an investee's equity increases as a result of the investee's initial public stock offering ("IPO").

During the second quarter of 2001, the Company recognized $62 million of pretax gains as a result of the IPO's of Alliance Data Systems Corp. ("ADS") and Galyan's Trading Company, Inc. ("Galyan's"). ADS is a provider of electronic transaction services, credit services and loyalty and database marketing services. Galyan's is a specialty retailer that sells outdoor and athletic equipment, apparel, footwear and accessories. Prior to the IPO's, the Company's ownership interest in ADS and Galyan's was approximately 31% and 37%, respectively. As of February 2, 2002, the Company owns approximately 14.7 million shares of ADS common stock, representing a 20% ownership interest, and
4.2 million shares of Galyan's common stock, representing a 24% ownership interest. Deferred taxes were provided on the gains using the Company's effective tax rate.

Effective August 31, 1999, an affiliate of Freeman, Spogli & Co. (together with Galyan's management) purchased a 60% majority interest in Galyan's, and the Company retained a 40% interest. In addition, the Company sold certain property for $77 million to a third party, which then leased the property to Galyan's under operating leases. The Company received total cash proceeds from these transactions of approximately $182 million, as well as subordinated debt and warrants of $20 million from Galyan's. During the first five years, interest (at 12% to 13%) on the subordinated debt may be paid in kind rather than in cash. The transactions resulted in a third quarter pretax gain of $11 million, offset by a $6 million provision for taxes. In addition, the revised tax basis of the Company's remaining investment in Galyan's resulted in an additional $7 million of deferred tax expense.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because actual results may differ from those estimates, the Company revises its estimates and assumptions as new information becomes available.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Special and Nonrecurring Items

During the third quarter of 2001, the Company sold one of its apparel businesses, Lane Bryant, to Charming Shoppes, Inc. for $280 million of cash and
8.7 million shares of Charming Shoppes, Inc. common stock valued at $55 million. On December 12, 2001, the Company received an additional 0.8 million shares of Charming Shoppes, Inc. common stock valued at $4 million based on a final determination of Lane Bryant's net tangible assets at closing. The transaction resulted in a third quarter pretax gain of $170 million (net of $24 million of transaction costs) and a $68 million tax provision.

As a result of the transaction, the Company owns approximately 9% of Charming Shoppes, Inc. outstanding common stock, and is prohibited from selling the stock until August 16, 2002. The Company will continue to provide certain corporate services to Lane Bryant through a transition period under service agreements.

During the fourth quarter of 2000, the Company recorded a $10 million special and nonrecurring charge to close Bath & Body Works' nine stores in the United Kingdom. The charge consisted of non-cash store and other asset write-offs of $5 million and accruals for lease termination and other costs of $5 million, which were paid during 2001.

During the fourth quarter of 1999, the Company recognized the reversal of a $37 million liability related to downsizing costs for Henri Bendel, initially recognized as a special and nonrecurring charge to operating income in 1997. The execution of the plan to downsize the remaining Henri Bendel store in New York was primarily based on negotiations with the original landlord. However, a change in landlords ultimately resulted in the termination of negotiations during the fourth quarter of 1999, which prevented the completion of the original plan. As a result, the Company reversed the $37 million liability through the special and nonrecurring items classification.

On July 15, 1999, the Company's Board of Directors approved a formal plan to spin-off Limited Too. The record date for the spin-off was August 11, 1999, with Limited shareholders receiving one share of Too, Inc. (the successor company to Limited Too) common stock for every seven shares of Limited common stock held on that date. The spin-off was completed on August 23, 1999. The Company recorded the spin-off as a $25 million dividend, which represented the carrying value of the net assets underlying the common stock distributed. As part of the transaction, the Company received total proceeds of $62 million that included a $50 million dividend from TOO and a $12 million repayment of advances to TOO. During the second quarter of 1999, the Company recognized a $13 million charge for transaction costs related to the spin-off.

3. Property and Equipment, Net

(Millions)                                             2001        2000
------------------------------------------------------------------------
Property and Equipment, at Cost
Land, buildings and improvements                     $   365     $   367
Furniture, fixtures and equipment                      1,956       2,080
Leaseholds and improvements                              675         656
Construction in progress                                  22          42
------------------------------------------------------------------------
Total                                                  3,018       3,145
Less: accumulated depreciation
  and amortization                                     1,659       1,750
------------------------------------------------------------------------
Property and equipment, net                          $ 1,359     $ 1,395
========================================================================

4. Other Assets

(Millions)                                             2001        2000
------------------------------------------------------------------------
Goodwill and other intangibles,
  net of accumulated amortization
  of $63 and $53                                      $ 152       $ 162
Investments in equity securities                        198          83
Easton                                                   85          74
Other                                                   176         174
------------------------------------------------------------------------
Total                                                 $ 611       $ 493
========================================================================

The Company's investments in equity securities include ADS (20% ownership) and Galyan's (24% ownership), both of which began trading publicly in 2001 and are accounted for using the equity method. The carrying value of the ADS and Galyan's investments is $145 million and the aggregate market value is $364 million at February 2, 2002. Additionally, the Company owns approximately 9% of Charming Shoppes, Inc. common stock. This investment is publicly traded, classified as an available for sale security and is carried at its market value of $53 million (cost basis of $59 million) at February 2, 2002. The current year unrealized loss of $6 million is included, net of tax, within retained earnings.

The Company also has land, infrastructure and other financial investments in Easton, a 1,200-acre planned community in Columbus, Ohio, that integrates office, hotel, retail, residential and recreational space.

5. Leased Facilities, Commitments and Contingencies

Annual store rent consists of a fixed minimum amount and/or contingent rent based on a percentage of sales exceeding a stipulated amount.

(Millions)                       2001     2000     1999
-------------------------------------------------------
Rent Expense
Store rent
  Fixed minimum                 $ 605    $ 625    $ 636
  Contingent                       49       57       53
-------------------------------------------------------
Total store rent                  654      682      689
Equipment and other                35       29       32
-------------------------------------------------------
Total rent expense              $ 689    $ 711    $ 721
=======================================================

For leases that contain predetermined fixed escalations of the minimum rentals and/or rent abatements, the Company recognizes the related rental expense on a straight-line basis and records the difference between the recognized rental expense and amounts payable under the leases as deferred lease credits, which are included in other long-term liabilities. At February 2, 2002 and February 3, 2001, this liability amounted to $86 million and $107 million.

At February 2, 2002, the Company was committed to noncancelable leases with remaining terms generally from one to ten years. A substantial portion of these commitments consists of store leases generally with an initial term of ten years, with options to renew at varying terms. Store lease terms generally require additional payments covering taxes, common area costs and certain other expenses. The obligations for these additional payments are excluded from the following table:

(Millions)
---------------------------------------------
Minimum Rent Commitments
Under Noncancelable Leases
2002                                   $ 587
2003                                     544
2004                                     490
2005                                     423
2006                                     347
Thereafter                               863
=============================================

Additionally, the Company has guaranteed $333 million of minimum rent payments of Abercrombie & Fitch, TOO, Galyan's and Lane Bryant under noncancelable leases expiring at various dates through 2014. These guarantees relate only to leases that commenced prior to the disposition of these subsidiaries. The Company does not intend and is not required to renew its guarantees at the expiration of these leases.

The Company has a non-controlling interest in Easton Town Center, LLC ("ETC"), which owns and is developing the Easton Town Center, a commercial entertainment and shopping center. ETC's principal funding source is a $189 million secured bank loan, $183 million of which was outstanding at February 2, 2002. The loan is payable in full on December 6, 2003, with the option of two twelve-month extensions if certain requirements are met. The Company and one of the ETC members have guaranteed the first $75 million of this loan. If ETC does not meet the debt service coverage ratio required by the loan agreement, the members have the option to make additional cash contributions to ETC. Otherwise, the bank may call the loan under the agreement's default provisions.

The Company and one of the ETC members have also indemnified the bank against any environmental matters related to the Easton Town Center. The Company is not currently aware of any such environmental matters.

The Company has issued a $30 million standby letter of credit, on which the City of Columbus, Ohio can draw solely to pay principal and interest on public bonds issued by the City for infrastructure development at Easton. The bonds mature on December 1, 2024. Under the terms of the letter of credit, the City can draw funds if Easton property tax revenues are insufficient to cover the debt service requirements of the bonds. The Company does not currently anticipate that the City will be required to draw funds under the letter of credit.

The Company is subject to various claims and contingencies related to lawsuits, income taxes and other matters arising out of the normal course of business. Management believes that the ultimate liability arising from such claims or contingencies, if any, is not likely to have a material adverse effect on the Company's results of operations, financial condition or liquidity.

6. Accrued Expenses and Other

(Millions)                                       2001     2000
--------------------------------------------------------------
Deferred revenue                                $ 165    $ 151
Compensation, payroll taxes
  and benefits                                    118       85
Taxes, other than income                           52       57
Insurance                                          41       39
Rent                                               40       43
Other                                             232      206
--------------------------------------------------------------
Total                                           $ 648    $ 581
==============================================================

7. Income Taxes

(Millions)                              2001    2000      1999
--------------------------------------------------------------
Income Tax Expense
Currently payable
  Federal                              $ 261    $ 252    $ 389
  State                                   43       27       58
  Foreign                                  5        6        2
--------------------------------------------------------------
  Total                                  309      285      449
--------------------------------------------------------------
Deferred
  Federal                                 55       17      (82)
  State                                   21       29        4
--------------------------------------------------------------
  Total                                   76       46      (78)
--------------------------------------------------------------
Total income tax expense               $ 385    $ 331    $ 371
==============================================================

The foreign component of pretax income, arising principally from overseas sourcing operations, was $59 million, $70 million and $42 million in 2001, 2000 and 1999.

                                         2001    2000     1999
--------------------------------------------------------------
Reconciliation Between the
  Statutory Federal Income Tax
  Rate and the Effective Tax Rate
Federal income tax rate                 35.0%   35.0%    35.0%
State income taxes, net of
  Federal income tax effect              4.3%    4.5%     4.5%
Other items, net                         0.5%    0.5%     0.5%
--------------------------------------------------------------
Total                                   39.8%   40.0%    40.0%
==============================================================

The reconciliation between the statutory Federal income tax rate and the effective income tax rate on pretax earnings excludes minority interest.

Income taxes payable included net current deferred tax liabilities of $25 million and $14 million at February 2, 2002 and February 3, 2001. Income tax payments were $181 million, $316 million and $409 million for 2001, 2000 and 1999.

The Internal Revenue Service ("IRS") has assessed the Company for additional taxes and interest for the years 1992 to 1998 relating to the undistributed earnings of foreign affiliates for which the Company has provided deferred taxes. On September 7, 1999, the United States Tax Court sustained the position of the IRS with respect to the 1992 year. In connection with an appeal of the Tax Court judgment, in 1999 the Company made a $112 million payment of taxes and interest for the years 1992 to 1998 that reduced deferred tax liabilities. Management believes the ultimate resolution of this matter will not have a material adverse effect on the Company's results of operations or financial condition.


                                           2001                             2000
(Millions)                   Assets    Liabilities    Total    Assets    Liabilities   Total
--------------------------------------------------------------------------------------------
Effect of Temporary
  Differences That
  Give Rise to
  Deferred
  Income Taxes
  Property and
  equipment                   $   1             -     $  1      $  19            -    $  19
Undistributed
  earnings of
  foreign
  affiliates                      -         $ (41)     (41)         -        $ (35)     (35)
Leases                           22             -       22         24            -       24
Inventory                        16             -       16         25            -       25
Investments in
  unconsolidated
  affiliates                      -           (24)     (24)         6            -        6
Other, net                       68             -       68         79            -       79
---------------------------------------------------------------------------------------------
Total deferred
  income taxes                $ 107         $ (65)    $ 42      $ 153        $ (35)   $ 118

8. Long-term Debt

(Millions)                                                    2001     2000
---------------------------------------------------------------------------
Unsecured Long-term Debt
7 1/2% Debentures due March 2023                             $ 250    $ 250
7 4/5% Notes due May 2002                                      150      150
---------------------------------------------------------------------------
                                                               400      400
Less: current portion of long-term debt                        150        -
---------------------------------------------------------------------------
Total                                                        $ 250    $ 400
===========================================================================

The 7 1/2% debentures may be redeemed, in whole or in part, at the option of the Company at any time on or after March 15, 2003, at declining premiums.

On July 13, 2001, the Company entered into a $1.25 billion unsecured revolving credit facility (the "Facility"). The Facility is comprised of a $500 million 364-day agreement and a $750 million 5-year agreement. Borrowings outstanding under the Facility, if any, are due July 13, 2002 and July 13, 2006, respectively. The Facility has several borrowing and interest rate options, both fixed and variable rate. Fees payable under the Facility are based on the Company's long-term credit ratings, and are 0.1% (for the 364-day agreement) and 0.125% (for the 5-year agreement) of the committed amount per year.

The Facility requires the Company to maintain certain specified fixed charge and debt-to-capital ratios. The Company was in compliance with these requirements at February 2, 2002.

The Facility supports the Company's commercial paper and letter of credit programs, which are used from time to time to fund working capital and other general corporate requirements. The Company did not issue commercial paper or draw on the Facility during 2001. In addition, no commercial paper or amounts under the Facility (or the previous credit facility) were outstanding at February 3, 2001.

The Company has a shelf registration statement under which up to $250 million of debt securities and warrants to purchase debt securities may be issued.

Interest paid was $34 million, $66 million and $81 million in 2001, 2000 and 1999.

9. Contingent Stock Redemption Agreement and Restricted Cash

On May 3, 1999, the Company, Leslie H. Wexner, Chairman and CEO of the Company, and The Wexner Children's Trust (the "Trust") entered into an agreement (the "Rescission Agreement") rescinding the Contingent Stock Redemption Agreement dated as of January 26, 1996, as amended, among the Company, Mr. Wexner and the Trust. Pursuant to the Rescission Agreement, the rights and obligations of the Company, Mr. Wexner and the Trust under the Contingent Stock Redemption Agreement were terminated, and the Company used the $352 million of restricted cash to purchase shares in the Company's tender offer, which expired on June 1, 1999.

The Company earned interest of $4 million in 1999 on the restricted cash.

10. Stock-based Compensation

Stock Options

Under the Company's stock plans, associates may be granted up to a total of 63 million restricted shares and options to purchase the Company's common stock at the market price on the date of grant. Options have a maximum term of ten years and generally vest over periods from four to six years.

Under separate IBI stock plans, IBI associates may be granted up to a total of 37 million restricted shares and options to purchase IBI's common stock at the market price on the date of grant. As of February 2, 2002, options to purchase 13 million IBI shares were outstanding, of which 6 million options were exercisable. These options have a weighted average exercise price of $12.75 and $13.01, respectively. Under these plans, options generally vest over periods from four to six years.

The Company measures compensation expense under APB Opinion No. 25, "Accounting for Stock Issued to Employees." If compensation expense had been determined under SFAS No. 123, "Accounting for Stock-Based Compensation," the pro forma effects on net income and earnings per share, including the impact of options issued by IBI, would have been a reduction of approximately $28 million or $0.07 per share in 2001, $22 million or $0.05 per share in 2000 and $19 million or $0.04 per share in 1999.

The weighted average per share fair value of options granted by The Limited ($5.84, $5.19 and $5.64 during 2001, 2000 and 1999) was used to calculate the pro forma compensation expense. The fair value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for 2001, 2000 and 1999: dividend yields of 2.3%, 2.3% and 2.1%; volatility of 41%, 36% and 32%; risk-free interest rates of 4%, 5% and 7%; and expected lives of 4.5 years, 4.3 years and 5.2 years. For 2000 and 1999, the Company used an assumed forfeiture rate of 20%.

Restricted Stock

Approximately 75,000, 41,000 and 1,040,000 restricted Limited shares were granted in 2001, 2000 and 1999, with market values at date of grant of $1 million in each of 2001 and 2000 and $18 million in 1999. Restricted shares generally vest over a period of four to six years. Approximately 314,000 restricted shares granted in 1999 include performance requirements, all of which were met.

Additionally, IBI granted 59,000 and 340,000 restricted shares in 2000 and 1999. No IBI restricted shares were granted in 2001. Vesting terms for the IBI restricted shares are similar to those of The Limited. The market value of restricted shares is being amortized as compensation expense over the vesting period, generally four to six years.

Total expense related to stock-based compensation, including expense related to awards granted at IBI, amounted to $13 million in 2001, $15 million in 2000 and $29 million in 1999.

Limited Stock Options Outstanding at February 2, 2002


                              Options Outstanding                   Options Exercisable
                                   Weighted        Weighted                     Weighted
    Range of                        Average         Average                     Average
    Exercise         Number        Remaining       Exercise         Number      Exercise
     Prices      Outstanding    Contractual Life     Price        Exercisable     Price
--------------------------------------------------------------------------------------------
   $  7- $ 10      7,482,000         5.0            $  8.86       3,995,000     $ 8.62
   $ 11- $ 15     10,273,000         5.8            $ 11.64       4,919,000     $ 11.60
   $ 16- $ 20     11,249,000         8.0            $ 17.42       2,960,000     $ 16.18
   $ 21- $ 27      1,460,000         8.1            $ 22.35         398,000     $ 22.37
--------------------------------------------------------------------------------------------
   $  7- $ 27     30,464,000         6.5            $ 13.61      12,272,000     $ 12.08
============================================================================================


                                                             Weighted Average
                                              Number of        Option Price
                                                Shares          Per Share
--------------------------------------------------------------------------------
Limited Stock Option Activity
1999

  Outstanding at beginning of year             29,846,000        $ 10.71
  Granted                                      10,014,000          17.31
  Exercised                                   (5,348,000)           9.20
  Canceled                                    (1,938,000)          11.95
--------------------------------------------------------------------------------
  Outstanding at end of year                   32,574,000        $ 12.03
--------------------------------------------------------------------------------
  Options exercisable at end of year            8,114,000        $  9.68
================================================================================

2000

  Outstanding at beginning of year             32,574,000        $ 12.03
  Granted                                       4,075,000          17.39
  Exercised                                   (4,157,000)          10.22
  Canceled                                    (2,285,000)          14.03
--------------------------------------------------------------------------------
  Outstanding at end of year                   30,207,000        $ 12.86
--------------------------------------------------------------------------------
  Options exercisable at end of year           10,474,000        $ 11.53
================================================================================

2001

  Outstanding at beginning of year             30,207,000        $ 12.86
  Granted                                       5,818,000          17.71
  Exercised                                   (2,464,000)          10.68
  Canceled                                    (3,097,000)          16.43
--------------------------------------------------------------------------------
  Outstanding at end of year                   30,464,000        $ 13.61
--------------------------------------------------------------------------------
  Options exercisable at end of year           12,272,000        $ 12.08
================================================================================

11. Retirement Benefits

The Company sponsors a qualified defined contribution retirement plan and a nonqualified supplemental retirement plan. Participation in the qualified plan is available to all associates who have completed 1,000 or more hours of service with the Company during certain 12-month periods and attained the age of 21. Participation in the nonqualified plan is subject to service and compensation requirements. Company contributions to these plans are based on a percentage of associates' eligible annual compensation. The cost of these plans was $61 million in 2001, $58 million in 2000 and $54 million in 1999. The liability for the nonqualified plan, including contributions made by employees and the Company, amounted to $109 million and $107 million at February 2, 2002 and February 3, 2001 and is included in other long-term liabilities.

12. Derivatives, Fair Value of Financial Instruments and Credit Risk

Derivatives

The Company uses forward and energy contracts on a limited basis, in order to reduce market risk exposure associated with fluctuations in foreign currency and energy rates.

The forward contracts are designated at inception as hedges, and are monitored to determine their effectiveness as hedges.

During 2001, the Company entered into contracts to purchase electricity from its utility suppliers in three states, representing a commitment of approximately $8 million per year for the next two to three years. At the inception of these contracts, forecasted electricity requirements, which were estimated primarily based on historical energy usage, indicated that it was probable that all of the electricity would be used in the operations of the Company. Accordingly, these contracts initially qualified for, and continue to qualify for, the normal purchases and normal sales exception under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," (as amended by SFAS No. 138), which eliminates the requirement to account for these contracts as derivatives. The Company monitors its energy requirements on a regular basis, including an assessment of expected usage under the contracts.

The Company does not hold or issue financial instruments for trading purposes.

Fair Value

The carrying value of cash equivalents, accounts receivable, accounts payable, current portion of long-term debt, and accrued expenses approximates fair value because of their short maturity. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of the Company's long-term debt at February 2, 2002 and February 3, 2001 was $221 million and $396 million compared to the carrying value of $250 million and $400 million, respectively.

Credit Risk

The Company maintains cash and equivalents with various major financial institutions, as well as corporate commercial paper. The Company monitors the relative credit standing of these financial institutions and other entities and limits the amount of credit exposure with any one entity. The Company also monitors the creditworthiness of the entities to which it grants credit terms in the normal course of business.

13. Segment Information

      The Victoria's Secret segment derives its revenues from sales of women's intimate and other apparel, personal care products and accessories marketed under the Victoria's Secret brand name. Victoria's Secret merchandise is sold through its stores and direct response (catalog and e-commerce) businesses. The Bath & Body Works segment derives its revenues from the sale of personal care products and accessories and home fragrance products marketed under the Bath & Body Works and White Barn Candle brand names. The Apparel segment derives its revenues from sales of women's and men's apparel through Express, Express Men's, Lerner/New York & Company and Limited Stores.

      As a result of its sale in fiscal 2001, the operating results of Lane Bryant are included in the "Other" category for all periods presented.

                                                  Bath &
                                   Victoria's      Body                          Reconciling
(Millions)                           Secret       Works      Apparel    Other(a)    Items          Total
                                  ------------ ----------- ----------- --------- ------------    ---------
2001
Net sales                         $    3,272   $   1,747   $   3,602   $  1,915  $   (1,173)(b)  $  9,363
Depreciation and amortization             70          59          76         72                       277
Operating income                         454         347          77       (130)        170(c)        918
Total assets                             966         680         779      2,294                     4,719
Capital expenditures                     113          85          69         70                       337

2000
Net sales                         $    3,301   $   1,785   $   3,861   $  2,435  $   (1,277)(b)  $ 10,105
Depreciation and amortization             64          48          82         77                       271
Operating income                         469         418         108       (119)        (10)(c)       866
Total assets                             915         664         812      1,697                     4,088
Capital expenditures                     122         123          89        112                       446

1999
Net sales                         $    3,078   $   1,530   $   3,679   $  2,944  $   (1,465)(b)  $  9,766
Depreciation and amortization             62          38          88         84                       272
Operating income                         497         394          95        (79)         24(c)        931
Total assets                             836         560         784      1,946                     4,126
Capital expenditures                      76         127         102         71                       376

     (a) Included in the "Other" category are Corporate (including non-core real estate and equity investments), Mast, Henri Bendel and disposed businesses.

     (b) Represents intersegment sales elimination.

     (c) Special and nonrecurring items - 2001: a $170 million gain resulting from the sale of Lane Bryant. 2000: a $10 million charge for Intimate Brands to close Bath & Body Works' nine stores in the United Kingdom. 1999: 1) a $13 million charge for transaction costs related to the TOO spin-off; and 2) the reversal of a $37 million liability related to downsizing costs for Henri Bendel. These special items relate to the "Other" category.

14. Subsequent Event

On March 21, 2002, the Company completed a tax-free tender offer and merger which resulted in the acquisition of the IBI minority interest. The total purchase price was approximately $1.6 billion, based on approximately 89 million Limited common shares issued or to be issued in the transaction.

The acquisition was effected through an offer to exchange 1.1 shares of Limited common stock for each share of IBI Class A common stock tendered. Upon completion of the tender offer and subsequent exchange, the Company owned greater than 90% of the outstanding common stock of IBI. Thereafter, the Company acquired the remaining outstanding common stock of IBI through a merger in which all publicly-held shares not tendered were exchanged for Limited common stock. As a result, IBI became a wholly-owned subsidiary of The Limited and the former public shareholders of IBI became shareholders of The Limited. IBI stock is no longer traded publicly on any exchange.

The Company's acquisition of the IBI minority interest will be accounted for using the purchase method of accounting, as prescribed by SFAS No. 141, "Business Combinations." Accordingly, the Company will allocate the purchase price to the minority interest portion of the fair values of identifiable net assets acquired. Any excess purchase price remaining after this allocation will be accounted for as goodwill which, in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," will not be amortized.

The preliminary purchase price allocation includes approximately $400 million of acquired intangible assets that relate to trademarks, tradenames and Internet domain names with indefinite lives. In accordance with SFAS No. 142, these intangible assets will not be amortized. The remaining purchase price allocation includes fair market value adjustments related to customer relationships and lists, property and equipment, leases, long-term debt and deferred rent. These adjustments will be amortized over their respective useful lives (primarily five years) resulting in a non-cash expense of approximately $5 million per year. In addition, the acquisition will result in approximately $1.2 billion of goodwill. None of the amounts recognized in the purchase price allocation, including goodwill, will be deductible for tax purposes.

In connection with the acquisition, vested and unvested IBI stock options and restricted stock were exchanged for similar Limited stock awards. In accordance with Emerging Issues Task Force Issue No. 00-23, "Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44," the Company will record a pretax, non-cash, nonrecurring expense for fully vested awards of approximately $35 million in the first quarter of 2002. In addition, a pretax, non-cash compensation cost relating to the exchange of unvested Intimate Brands awards for Limited awards of approximately $50 million will be recorded as deferred compensation in the first quarter of 2002. This compensation cost will be recognized as expense over the remaining vesting periods, primarily the next two years.

15. Quarterly Financial Data (Unaudited)
Summarized quarterly financial results for 2001 and 2000 follow:



(Millions except per share amounts)    First      Second      Third       Fourth
--------------------------------------------------------------------------------

2001 Quarters
Net sales                             $2,127      $2,192      $1,906      $3,138
Gross income                             671         692         567       1,323
Net income                                31          72          89         327
Net income per share:
  Basic                               $ 0.07      $ 0.17      $ 0.21      $ 0.76
  Diluted                               0.07        0.16        0.21        0.75
--------------------------------------------------------------------------------

2000 Quarters
Net sales                             $2,125      $2,289      $2,169      $3,522
Gross income                             698         742         720       1,277
Net income                                63          78          49         238
Net income per share:
  Basic                               $ 0.15      $ 0.18      $ 0.12      $ 0.55
  Diluted                               0.14        0.17        0.11        0.54
================================================================================

The following special items are included in the above results:

..    In 2001, a $170 million gain in the third quarter resulting from the sale of Lane Bryant and $62 million in gains in the second quarter resulting from the IPO's of ADS and Galyan's.

..    In 2000, a $10 million charge in the fourth quarter to close Bath & Body
     Works' nine stores in the United Kingdom.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of The Limited, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of The Limited, Inc. and its subsidiaries at February 2, 2002 and February 3, 2001, and the results of their operations and of their cash flows for each of the three years in the period ended February 2, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 28, 2002, except for Note 14
as to which the date is March 21, 2002